UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CHINA BAK BATTERY, INC.
(Exact name of registrant as specified in its charter)

Nevada	86-0442833
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

BAK Industrial Park, No. 1 BAK Street
Kuichong Town, Longgang District
Shenzhen, Peoples Republic of China	518119
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock, par value $0.001 per share	The NASDAQ National Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.   ☐

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:  None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

          China BAK Battery, Inc., a Nevada corporation, is registering pursuant to Section 12(b) of the Securities Exchange Act of 1934 its class of common stock, par value $0.001 per share.

          Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters coming before the shareholders for a vote. Our Articles of Incorporation do not permit cumulative voting for the election of directors, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of our directors. We do not have a classified board of directors. Under Nevada law, for an action by the stockholders of a corporation on a matter, other than the election of directors, to be approved, the number of votes cast in favor of the action must exceed the number of votes cast in opposition to the action, except that amendments to the Articles of Incorporation, approvals of mergers, conversions to which the corporation is a party, and exchanges of securities of the corporation for another entity’s securities must be approved by a vote of the holders of a majority of the outstanding shares of common stock and the approval by the stockholders of a resident domestic corporation of a combination with an interested stockholder must be approved by a vote of the holders of a majority of the outstanding shares of common stock not beneficially owned by the interested stockholder proposing the combination.  The directors of a Nevada corporation are elected at the annual meeting of the stockholders by a plurality of the votes cast at the election.

          Holders of shares of our common stock do not have preemptive rights to purchase shares in any future issuance of our common or other capital stock.

          If the consideration for which shares of our common stock were authorized to be issued has been paid to us for such shares, then such shares of our common stock will be fully paid and the holder of such shares will not be subject to assessment or other liability as a result of the holder’s ownership of such shares of our common stock.

          The holders of shares of our common stock are entitled to payment of dividends out of funds legally available when and as such dividends are declared by our board of directors. Our operations are conducted through wholly owned direct and indirect subsidiaries (the “Subsidiaries”) organized and located in the People’s Republic of China (the “PRC”). PRC regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with PRC accounting standards and regulations. Each of our Subsidiaries is required to set aside a portion of its after-tax profits according to PRC accounting standards and regulations to fund certain reserve funds. If our Subsidiaries do not accumulate sufficient profits under PRC accounting standards and regulations to first fund certain reserve funds as required by PRC accounting standards, such Subsidiaries will be unable to pay dividends to us and we, in turn, will be unable to pay any dividends. Furthermore, any restrictions imposed on the expatriation of any currency out of the PRC by PRC-based companies would adversely affect our ability to pay dividends. In the event of our liquidation, dissolution or winding up, holders of shares of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

Item 2.	Exhibits.

	Exhibit No.	Description

	1	Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Registration Statement on Form SB-1 (File No. 333-41124) filed with the Commission on July 10, 2000).
	2	Articles of Amendment of the Registrant (incorporated by reference to Exhibit 3.2 to Registration Statement on Form SB-1 (File No. 333-41124) filed with the Commission on July 10, 2000).
	3	Bylaws of the Registrant.
4

Common Stock Specimen, $0.001 par value (incorporated by reference to Exhibit 4.1 to Registrant’s Registration Statement on the Form SB-2 (File No. 333-130247 filed with the Commission on December 9, 2005).

SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 31, 2006

CHINA BAK BATTERY, INC.

	By:	/s/ Yongbin Han

Yongbin Han
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1	Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Registration Statement on Form SB-1 (File No. 333-41124) filed with the Commission on July 10, 2000).
2	Articles of Amendment of the Registrant (incorporated by reference to Exhibit 3.2 to Registration Statement on Form SB-1 (File No. 333-41124) filed with the Commission on July 10, 2000).
3	Bylaws of the Registrant.
4

Common Stock Specimen, $0.001 par value (incorporated by reference to Exhibit 4.1 to Registrant’s Registration Statement on the Form SB-2 (File No. 333-130247 filed with the Commission on December 9, 2005).